UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/14/2013

Tessera Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50460

Delaware	16-1620029
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3025 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 321-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2013, Tessera Technologies, Inc. (the "Company") announced that Bernard J. "Barney" Cassidy, the Company's Executive Vice President, General Counsel and Secretary, was appointed as President, Tessera Intellectual Property Corp. Mr. Cassidy will also continue to serve as the Company's Executive Vice President, General Counsel and Secretary. Mr. Cassidy succeeds Richard Chernicoff as President of Tessera Intellectual Property Corp. effective January 15, 2013. Mr. Chernicoff will remain a consultant to the Company, as described below.

In connection with Mr. Cassidy's appointment as President, Tessera Intellectual Property Corp., Mr. Cassidy's base salary has been increased to $350,000 and he will be eligible to receive an annual bonus at a target level equal to 75% of his base salary. Mr. Cassidy will also be eligible to earn up to $150,000 in additional cash compensation dependent on the achievement of either (i) Tessera Intellectual Property Corp. goals or (ii) targets in a commission plan approved by the Company's Board of Directors. Additionally, on January 14, 2013 (the grant date), Mr. Cassidy received a stock option exercisable for 86,000 shares of the Company's common stock, subject to the terms and conditions under the Company's Fifth Amended and Restated 2003 Equity Incentive Plan, vesting in substantially equal monthly installments over the four year period following the grant date, with an exercise price equal to $16.84, the closing price of the Company's common stock on the grant date. Mr. Cassidy also received an award of 10,000 restricted stock units vesting 25% on each yearly anniversary of the grant date and subject to the terms of the Company's Fifth Amended and Restated 2003 Equity Incentive Plan. See the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on February 17, 2012 related to the Company's 2012 Annual Meeting of Stockholders for a description of the Company's Fifth Amended and Restated 2003 Equity Incentive Plan.

Mr. Chernicoff and Tessera Global Services, Inc., a wholly owned subsidiary of the Company ("TGSI"), entered into a Consulting Agreement on January 15 2013 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Chernicoff will provide consulting services to TGSI and its affiliates from January 15, 2013 through December 31, 2013 (the "Consulting Period"), unless the Consulting Agreement is terminated by Mr. Chernicoff or TGSI at an earlier date. During the Consulting Period, Mr. Chernicoff will be entitled to cash payments of $36,342 a month payable in arrears, for a total of twelve payments over the term of the Consulting Period. Mr. Chernicoff's existing equity awards will remain outstanding and continue to vest during the Consulting Period. If TGSI terminates the Consulting Agreement other than by reason of Mr. Chernicoff's material breach of the Consulting Agreement or the Settlement Agreement (described below), TGSI will remain obligated to make the twelve cash payments for the full Consulting Period and Mr. Chernicoff's equity grants will continue to vest for the full Consulting Period as if the applicable service requirements had been satisfied through December 31, 2013, with such date to serve as the applicable service termination date for the purpose of determining the post-service period of exercisability of stock options.

Additionally, Mr. Chernicoff and the Company entered into a Settlement Agreement and General Release (the "Settlement Agreement") on January 15, 2013. Pursuant to the Settlement Agreement, the Company has agreed to pay or reimburse COBRA premiums necessary to continue medical, dental and vision coverage for Mr. Chernicoff and his covered dependents until January 15, 2014, or until such earlier date as Mr. Chernicoff accepts employment with an employer that offers alternative health coverage. The Settlement Agreement provides that the COBRA payments, payments for accrued but unused vacation and unpaid salary earned through January 15, 2013, and the payments to be made pursuant to the Consulting Agreement will serve as full satisfaction of amounts owed to Mr. Chernicoff under his employment agreements with the Company or its affiliates.

The foregoing provides only a brief description of the terms and conditions of the Consulting Agreement and the Settlement Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Consulting Agreement and the Settlement Agreement that will be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Item 7.01.    Regulation FD Disclosure

On January 15, 2013, the Company issued a press release announcing Mr. Cassidy's appointment as President, Tessera Intellectual Property Corp. and Mr. Chernicoff's departure from that position. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01.    Financial Statements and Exhibits

(d)         Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tessera Technologies, Inc.

Date: January 16, 2013	By:	/s/ C. RICHARD NEELY, JR.
C. Richard Neely, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated January 15, 2013